EXHIBIT  10.34

                          SUPPORT AGREEMENT
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     AGREEMENT made this 27th day of April, 1995, by and between
Roche Biomedical Laboratories, Inc. a New Jersey Corporation ("RBL") and Hoffmann-La Roche Inc., a New Jersey Corporation ("Roche").

WITNESSETH:

     WHEREAS, RBL, National Health Laboratories Holdings Inc. ("NHL"), HLR Holdings Inc. ("HLR") and (for the purposes specified therein) Roche have entered into an Agreement and Plan of Merger dated as of December 13, 1994 (the "Merger Agreement") providing for, among other things, the merger of RBL with and into NHL (the "Merger"); and

     WHEREAS, NHL has mailed to its stockholders a Proxy Statement/Prospectus in connection with the solicitation of proxies by the Board of Directors of NHL for use at the special meeting of stockholders of NHL to be held on April 28, 1995 (the "NHL Meeting") to consider and vote upon, among other things, the approval and adoption of the Merger Agreement; and

     WHEREAS, upon the approval by the NHL stockholders of the Merger Agreement, the Merger is anticipated to be consummated on or about April 28, 1995 (the "Effective Time"); and

     WHEREAS, Roche, as an indirect parent of RBL, has been providing certain general and administrative support services to RBL and the parties hereto wish to enter into this Support Agreement pursuant to which Roche shall continue to provide certain of these support services to RBL (the "Support Services") following the Effective Time of the Merger; and

     WHEREAS, the purpose of this Support Agreement is to further define the terms and conditions under which such Support Services shall be provided.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained herein, and other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.   General Obligations

     A. Roche. Roche agrees to use reasonable efforts to provide the services set forth below with the same degree of care and diligence that it applies to meet its own internal needs for similar services and at the same general level of support as is currently being provided to RBL. Roche is not in the business of providing such services to third parties and Roche's only obligations hereunder shall be to use reasonable efforts to meet RBL's needs in the same manner and with the same priority as it uses its reasonable efforts to meet its own internal needs.

     B.   RBL.  RBL agrees to pay Roche the applicable amounts
          set forth below for the various Support Services provided under this Support Agreement. RBL agrees further that it shall be solely responsible for its operations and that by agreeing to provide support assistance Roche shall not assume any responsibility to RBL or any third party for any claims or damages arising, or alleged to arise, in connection with such operations except if such claims or damages are caused by Roche's breach or negligent failure to fulfill its obligations hereunder. Provided, however, in no event shall Roche be responsible for consequential or special damages. Roche's exposure in connection with a breach or alleged breach of this agreement to RBL and/or any third party shall be limited to the amounts paid under this Agreement to Roche by RBL.
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          C.   Other Obligations of Roche.  Pursuant to the Merger
          Agreement and other agreements related thereto, Roche has agreed to provide, directly or indirectly, certain assistance and support to RBL following the Effective Time of the Merger. Such support includes, but is not limited to, cooperation on tax matters. The parties hereto agree that this Support Agreement is in addition to such matters and is not intended to restrict or otherwise affect any such obligations of Roche.

2.   Interim Trust Fund and Pension and Savings Plan
     Administration

     A. Roche. Roche agrees to provide interim trust fund and pension and savings plan administration services for RBL from the Effective Time of the Merger until such time as RBL has the capability to assume such services. It is currently anticipated that RBL shall be able to assume such services no later than the fourth quarter of 1995. These services shall include, but not be limited to, (i) administering the RBL pension trust fund, (ii) administering the RBL pension and savings plan, and (iii) training RBL personnel in all aspects of the trust fund and pension and savings plan administrative services currently being performed by Roche. Roche and RBL agree that when the assets in the RBL pension trust fund are transferred, the value of the assets transferred shall be as of the Effective Time of the Merger, plus contributions and any gain and minus disbursements and any loss, from the Effective Time of the Merger until the transfer.

     B.   Charges.  The charges for the services set forth in
          Section 2(A) above shall be as set forth in Section 7(N). Any contributions required by law to be made to the pension trust fund on RBL's behalf shall be prefunded by wire transfer by RBL.

3.   Interim Executive Compensation, Payroll Administration, and
     Human Resource System Administration

     A. Roche. Roche agrees to provide interim executive compensation and payroll administration services for RBL from the Effective Time of the Merger until such time as RBL has the capability to assume such services or until such time as NHL is able to assume such services. These services shall include, but not be limited to, (i) processing payrolls, commissions and other bonus runs, including tax and other employee withholdings, and direct deposit and check distributions (all of which shall be prefunded by RBL by way of wire transfer), (ii) administering the 401(K) Plan transmissions and discrimination testing, (iii) processing 1995 W-2's, (iv) administering United Way contributions, (v) reconciling payroll bank accounts, (vi) maintaining and administering the RBL human resource system, as well as assisting RBL in converting its human resource system to the NHL human resource system, and (vii) other such services currently being provided. It is currently anticipated that RBL or NHL shall be able to assume such services as of RBL's first pay period of 1996.

     B.   Charges.  The charges for the services set forth in
          Section 3(A) above shall be follows: (i) One half of the actual finance systems support charges for 1995 payroll processing, assuming standard maintenance of these systems in a shared mode with no enhancements or new development; (ii) A unit charge of $.85 for each check/EFT stub processed; (iii) A unit charge of $.85 for each W-2 processed; (iv) Actual charges incurred for check stock, signature plates, forms (e.g. W-2's, SUI's) and bank fees. In addition, if requested by RBL, Roche will provide the following services to RBL at the hourly labor charge set forth in Section 7(N): (i) Registering NHL or its successor in all current RBL tax reporting jurisdictions; and (ii) formally notifying jurisdictions of the Merger and that tax deposits made by the
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          predecessor need to be transferred to the accounts of the
          successor. Additional fees, if any, for executive compensation administration services shall be agreed to between the parties.

4.   Interim Risk Management Services

     A. Roche. Roche agrees to provide interim risk management services for RBL from the Effective Time of the Merger until the earlier of the expiration of such insurance policies or the termination of such policies by RBL, but no later than December 31, 1995. These services shall include, but not be limited to, (i) processing claims reported after the Effective Date, but based upon acts, omissions, or events which occurred prior to the Effective Date and which are covered under the Roche occurrence based policies, (ii) assisting RBL in obtaining and reviewing extended "tail" coverages for prior Roche claims-made policies, and (iii) assisting RBL in processing any claims which are reported and covered under the above "tail" coverages.

          B.   Charges.  The charges for the services set forth in
          Section 4(A) above shall be as set forth in Section 7(N), except that those services provided by the current Roche Risk Services Manager shall be reimbursed at $100 an hour.

5.   Taxes, Treasury, and Cash and Banking Services

     A. Roche. Roche agrees to provide interim taxes, treasury and cash and banking services for RBL after the Effective Time of the Merger upon the request of RBL. These services shall include, but not be limited to, (i) providing support in connection with any Federal tax audits regarding periods up to the Effective Time, (ii) assisting RBL with its 1994 and short period 1995 Federal tax return filings and related payments, and (iii) providing certain bank sweep and funding services in the event that such services become necessary. It is currently anticipated that RBL shall be able to assume the services set forth in Subsection (iii) above no later than May 10, 1995.

     B. Charges. The charges for the cash and banking services set forth in Subsection (iii) above shall be as set forth in Subsection 7(N). The charges for the tax services listed in Subsections (i) and (ii) above shall be as set forth in Subsection 7(N), except that the hourly rates for Roche Staff shall be $45 per person, per hour.

6.   General Transitional Support Services

     A. Environmental Transitional Support Services. With regard to any licenses or permits which are currently held in the name of Roche for the benefit of RBL, Roche agrees to assist RBL in obtaining any necessary new licenses or permits or the transfer thereof, including any environmental or underground tank licenses or permits.
          RBL agrees to use due diligence to obtain or transfer the above-referenced licenses and be responsible for any related fees, and to locate and use facilities other than Roche's facilities for any hazardous waste disposal.

          B. Lab Delivery Service of New York City, Inc.("LDS"). Roche agrees to provide those services which it currently provides as are necessary to maintain and support LDS in a manner that will reasonably ensure that RBL can use LDS and its employees for RBL's specimen transportation services. However, RBL shall remain solely responsible for all LDS operations, and RBL agrees to continue to reimburse Roche for the above-referenced services provided to LDS by Roche, including prefunding by wire transfer any LDS employee payroll taxes or payments made by Roche. In addition, RBL agrees to indemnify and hold Roche harmless for any liabilities to Roche which may arise under the Collective Bargaining Agreement dated December 4, 1992, by
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          and between LDS and Local 917, an affiliate of the
          International Brotherhood of Teamsters, AFL-CIO (the "Union Agreement") and any liabilities which may arise from claims by LDS, its employees, RBL or third parties, related to LDS, its employees or its operations. The parties hereby agree to cooperate in good faith with one another to address any issues which may exist concerning LDS and the Union Agreement.

     C. Additional Services. In addition to those Support Services set forth above, Roche agrees to provide additional support and consultation services to RBL at RBL's reasonable request in order to ensure a smooth transition of such services from Roche to RBL or NHL. It is hereby agreed that such additional support shall include, but not be limited to, providing RBL with such records and information as is necessary for it to assume such services. The charges for the services above shall be as set forth in Section 7(N). For any legal services provided by the Roche Law Department, a rate for such services shall be agreed to in advance.

7.   General Conditions

     A. Additional Costs/Fees. It is the intent of the parties that additional third party costs, including outside consultants retained by Roche, related to the Support Services provided hereunder by Roche shall be borne by RBL. In the event a cost or fee of any third party is required to support RBL's needs following the Effective Time of the Merger it shall be RBL's obligation to pay such costs or fees after notice from Roche (if reasonably practicable) and an opportunity to approve such costs or fees, unless Roche has expressly agreed in writing herein to bear such costs.

     B. Warranty/Limitation of Liability. The parties understand and agree that all Support Services provided hereunder are "as is" and Roche makes no warranty, express or implied, with respect to such services, the results of such services, or that any errors or program problems will be corrected. Roche is not in the business of providing the Support Services to be provided hereunder on a commercial basis and the fees charged are intended to reimburse Roche for its actual cost and do not incorporate a charge to cover warranties, guarantees, or claims of RBL or third party claims. In the event of a third party action relating to work performed, if Roche is added as a third party, assuming such action is not caused by or related or incident to, or the result of Roche's default or negligent failure to meet its obligations hereunder, RBL agrees to indemnify and hold Roche and its agents and employees harmless from and against all such liability, including the cost of defense by counsel reasonably acceptable to Roche and RBL.

     C. Prefunding. In the event Roche prefunds any monies on behalf of RBL under this Support Agreement, after notice from Roche (if reasonably practicable) and an opportunity by RBL to approve such prefunding, RBL shall reimburse Roche based on LIBOR plus 37.5 basis points.

     D. Travel and Living Expense. RBL agrees to pay all reasonable travel and living expenses incurred in accordance with Roche's current policy. Once on site, Roche personnel charges shall accrue for actual hours worked only.

     E.   Protection of Proprietary and Confidential
          Information. While this Support Agreement is in effect and thereafter, each party shall keep in confidence all confidential or proprietary information disclosed to it by the other party ("Information") and shall protect the same from: (1) Any use except as authorized; or (2) Disclosure to third parties except as required by law, judicial or governmental authority. Each party shall inform any affected employees of the confidential nature of the Information and of the obligations of such party and such employees under this Support Agreement. Upon the
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          discontinuance, termination or cancellation of this
          Support Agreement, the Information shall be returned to the disclosing party at such party's prior written request or shall be destroyed and such party shall certify as to such destruction.

     F. Indemnification. Subject to the limitations set forth within this Support Agreement, RBL agrees to defend, indemnify, and hold Roche, its parent, subsidiaries, affiliated and related companies, directors, officers, employees, and agents wholly harmless from and against all third party claims, losses, lawsuits, settlements, demands, causes, judgments, expenses, and costs (including reasonable attorney fees) arising under or in connection with this Agreement to the extent that such costs and liabilities are proximately caused by the negligence or willful misconduct of RBL.

               Subject to the limitations set forth within this Support Agreement, Roche agrees to defend, indemnify, and hold RBL, its parent, subsidiaries, affiliated and related companies, directors, officers, employees, and agents wholly harmless from and against all third party claims, losses, lawsuits, settlements, demands, causes, judgments, expenses, and costs (including reasonable attorney fees) arising under or in connection with this Agreement to the extent that such costs and liabilities are proximately caused by the negligence or willful misconduct of Roche.

          IN NO EVENT SHALL EITHER PARTY BE RESPONSIBLE FOR
          PUNITIVE DAMAGES, OR CONSEQUENTIAL, INCIDENTAL, OR SPECIAL DAMAGES (INCLUDING LOST PROFITS OR REVENUE).

     G. Force Majeure. Roche's performance hereunder shall be excused to the extent it is hindered or prevented due to the following causes:

                    (1) Acts of God, including earthquakes, fire or flood;
                    (2)  Acts of any governmental authority;
                    (3)  Acts of war, rebellion, sabotage,
                         riot, civil disorders or explosions; or
                    (4)  Strikes or labor disputes.

     H. Choice of Law. This Agreement shall be construed in accordance with the Laws of the State of New Jersey applicable to contracts made and to be performed wholly within such State.

     I. Assignment. Neither party may assign, delegate, or transfer its rights or obligations hereunder without the written consent of the other party.

     J.   Effectiveness; Merger.  The effectiveness of this
          Support Agreement is contingent upon the occurrence of the Merger as of the Effective Time. If the Merger does not occur as of the Effective Time, this Support Agreement shall be void and of no force and effect. The terms and conditions herein constitute the entire agreement between the parties, other than the Merger Agreement or related documents between the parties with respect to the matters herein, and supersede all previous communications, whether written or oral, between the parties with respect to the subject matter hereof. No waiver, modification or addition to this Support Agreement shall be valid unless in writing and signed by an authorized representative of the party to be charged. In the event of a conflict between this Support Agreement and the Merger Agreement, the Merger Agreement shall control.

     K.   Change in Law  or Regulation.  The terms of this
          Support Agreement are intended to be in compliance with all federal, state and local statutes, regulations or ordinances applicable on the date the Support Agreement takes effect. Should legal counsel for either party reasonably conclude that any portion of this Support
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          Agreement is or may be in violation of such requirements,
          or subsequent enactments by federal, state or local authorities, or if any such interpretation, change or proposed change materially alters the amount or method of compensating Roche for performing the Support Services for RBL, or materially increases the cost of Roche's performance hereunder, this Support Agreement shall terminate upon thirty (30) day's notice thereof to the other party, unless within said thirty (30) day period the parties agree to such modifications of the Support Agreement as may be necessary to establish compliance with such authorities or to reflect such change in compensation or cost, if possible. The parties shall in good faith attempt to reach an agreement to modify this Support Agreement to establish compliance with such authorities or to reflect such change in compensation or cost.

     L. Billing. All charges shall be paid by RBL within thirty (30) days of the receipt of each monthly invoice from Roche, except for any funds to be wired pursuant to this Support Agreement.

     M. Notices. Any notice required to be given pursuant to the terms and provision hereof shall be in writing and shall be sent by certified or registered mail or overnight deliver to RBL at:

               Roche Biomedical Laboratories, Inc.
               231 Maple Avenue
               Burlington, North Carolina  27215
               Attention:  President

               With a copy to:

               Roche Biomedical Laboratories, Inc.
               231 Maple Avenue
               Burlington, North Carolina  27215
               Attention:  Division Counsel

               And to Roche at:

               Hoffmann-La Roche Inc.
               340 Kingsland Street
               Nutley, New Jersey  07110
               Attention:  Treasurer

               With a copy to:

               Hoffmann-La Roche Inc.
               340 Kingsland Street
               Nutley, New Jersey  07110
               Attention:  General Counsel

     N. General Charges. Unless otherwise specified herein or unless otherwise agreed to by the parties, RBL shall reimburse Roche for time incurred in providing the Support Services as follows: (a) Roche Clerical (all non-exempt)
          - $30 per person, per hour; (b) Roche Staff (Grades 9 through 16) - $55 per person, per hour; (c) Roche Manager (Grades 17 through 23) - $75 per person, per hour; and (d) Roche Director/Vice President (Grades 24 and higher) - $100 per person, per hour.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their names as their official acts by their respective executive officers, each of whom is duly authorized to execute the same, all as of the date first written above.


                                   ROCHE BIOMEDICAL LABORATORIES, INC.

Witness:  ______________________   By: _______________________________



                                   HOFFMANN-LA ROCHE INC.

Witness:  ______________________   By: _______________________________

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